Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS
P.O. Box 7113	Amsterdam, [ ] 2016
1007 JC Amsterdam	To:
Strawinskylaan 1999
1077 XV Amsterdam	Mylan N.V. (the “Company”)
T +31 20 71 71 000
F +31 20 71 71 111	Building 4
Trident Place, Mosquito Way
Hatfield, Hertfordshire
AL10 9UL, England

Ladies and Gentlemen:

SEC Exhibit 5.1 opinion letter

We have acted as your legal counsel as to Netherlands law in connection with the public offer by the Company, upon the terms and subject to the conditions described in (i) the registration statement on Form S-4 (the “Registration Statement”) to be filed by you with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer and (ii) the prospectus for purposes of Article 3 of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003, as amended, to be filed with the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) in connection with the Offer (the “EU Prospectus”), to the shareholders of Meda AB (publ.), a public limited liability company organized under the laws of Sweden (“Meda”), to acquire all of the outstanding shares of Meda (the “Offer”), pursuant to which Mylan is offering each Meda shareholder a combination of cash and ordinary shares in the Company’s capital, with a nominal value of €0.01 each (the “Offer Shares”). This opinion letter is rendered to you in order to be filed as an exhibit to the Registration Statement in connection with the Offer.

This opinion letter is addressed solely to you. It may only be relied upon in connection with the Registration Statement by you and by subscribers of Offer Shares issued in connection with the Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon the following documents:

(i)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company, dated 7 July 2014;

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

(ii)	a pdf copy of the deed of conversion (akte van omzetting) of the Company, dated 27 February 2015;

(iii)	a pdf copy of the continuous text of the articles of association of the Company as they read after the execution of a deed of amendment to the articles of association of the Company, dated 27 February 2015 (the “Articles of Association”);

(iv)	pdf copies of the minutes of the meetings of the Company’s board of directors (bestuur) held on 8 January 2016 and 5 February 2016;

(v)	a copy of the written resolutions of the general meeting of shareholders of the Company adopted on 9 February 2015;

(vi)	a draft of the written resolutions of an authorised officer of the Company regarding, amongst other things, the issue of Offer Shares dated [ ] 2016 (the “Draft Resolutions”);

(vii)	a draft deed of issuance relating to the issuance of the Offer Shares dated [ ] 2016 (the “Deed of Issue”);

(viii)	a [pdf copy][draft] of the Registration Statement dated [ ] 2016 and a draft of the EU Prospectus dated [ ] 2016;

(ix)	a pdf copy of an extract from the Commercial Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) relating to the Company, dated the date of this opinion letter (the “Extract”); and

(x)	a pdf copy of a certificate, dated the date of this opinion letter purported to have been signed by the Assistant Secretary of the Company (the “Certificate”).

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, regulatory law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and the general terms and conditions of NautaDutilh N.V. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of NautaDutilh N.V. in the matter concerned and no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us shall be in conformity with the executed originals, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with the SEC, and shall become effective, in the form referred to in this opinion letter, and the EU Prospectus has been or shall be approved by the AFM in the form referred to in this opinion letter, in each case prior to the execution of the Deed of Issue;

c.	the statements included in the Certificate are true and correct on the date of this opinion letter and upon the execution of the Deed of Issue;

d.

(i) the Draft Resolutions will have been duly adopted and will not have been annulled, revoked or rescinded upon the issue of the Offer Shares, (ii) the Offer Shares will be issued pursuant to the Deed of Issue, (iii) all parties to the Deed of Issue, other than the Company, will have the corporate power to execute such deeds, (iv) all parties to the Deed of

Issue, other than the Company, will take all corporate action required to execute such deeds and to issue the Offer Shares and (v) all parties to the Deed of Issue, except for the Company, will be validly represented by the persons signing the Deed of Issue on their behalf; and

e.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

1.	The Offer Shares, when issued and accepted pursuant to the Deed of Issue validly signed on behalf of all parties thereto and paid up in accordance with the Deed of Issue, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.	Pursuant to Article 2:7 of the Dutch Civil Code, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the purpose of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the purpose of a legal entity are transgressed, not only the description of the purpose in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the purpose clause contained in the Articles of Association, we have no reason to believe that by entering into the Deed of Issue the Company would transgress the description of the purpose contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Deed of Issue since this is a matter of fact.

C.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

D.	As used in the opinions expressed in paragraph 1 of this opinion letter, the term “non-assessable”—which term has no equivalent in Dutch—means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

E.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

NautaDutilh N.V.